Exhibit 99.2
Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl
Operator:
Good afternoon and welcome to Diodes Incorporated’s first quarter 2011 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star followed by the zero on your touchtone phone.
As a reminder, this conference call is being recorded today, Monday, May 9, 2011. I would now like to turn the call to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.
Introduction: Leanne Sievers, EVP of Shelton Group
Good afternoon and welcome to Diodes’ first quarter 2011 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.
With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.
Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.
Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.
In addition, any projections as to the Company’s future performance represent management’s estimates as of today, May 9, 2011. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.
Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP net income to non-GAAP adjusted net income and GAAP net income to EBITDA, which provide additional details. Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.
And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.
Dr. Keh-Shew Lu, President and CEO
Thank you, Leanne.
Welcome everyone, and thank you for joining us today.
Our revenue for the quarter was stronger than typical first quarter seasonal patterns. We continued to achieve market share gains as we expanded our content at key customers; specifically in tablets, notebooks, smartphones and LED TVs. We had a strong quarter in Europe and Asia, while North America revenue declined sequentially. The quarter was impacted by reduced unit output from our Shanghai packaging facilities resulting from lower equipment utilization caused by China labor shortages mentioned last quarter and a larger than normal number of workers not returning from the Chinese New Year holiday. We shipped from finished goods inventory and reduced our contract assembly commitments, which allowed us to achieve sequential revenue growth in our core business. Gross margin for the quarter reflects reduced fixed cost coverage caused by the lower unit output. We continue hiring manufacturing operators to ensure maximum equipment utilization by matching fully-trained manpower with the available equipment. It will require additional time to properly train these individuals, but we expect the labor situation to be resolved during the second quarter and anticipate gross margin will be comparable to the first quarter.
Overall, I am pleased with our results in the first quarter, and we expect to achieve growth in the second quarter with revenue anticipated to increase 5 to 10 percent as we continue to execute on our new product initiatives, design win traction and market share gains.
With that, I will turn the call over to Rick to discuss our first quarter financial results and second quarter guidance in more detail.
Rick White, CFO
Thanks, Dr. Lu, and good afternoon everyone.
Revenue for the first quarter of 2011 was $161.6 million, an increase of 18 percent over the $136.8 million in the first quarter of 2010, and a decrease of 1 percent from $163.8 million in the fourth quarter of 2010. As Dr. Lu mentioned, revenue in the quarter was stronger than typical seasonal patterns.
Gross profit for the first quarter was $57.4 million, or 35.5 percent of revenue, compared to $47.8 million, or 34.9 percent, in the first quarter of 2010 and $62.6 million, or 38.3 percent of revenue, in the fourth quarter of 2010. The sequential decline in gross margin was primarily due to the previously mentioned manpower shortages at our China packaging facilities, which resulted in lower equipment utilization and reduced fixed cost coverage.
Total operating expenses for the first quarter were $29.1 million, or 18 percent of revenue, which was better than our guidance and an improvement from the 18.6 percent of revenue last quarter.
Looking specifically at Selling, General and Administrative expenses for the first quarter, SG&A was approximately $21.4 million, or 13.3 percent of revenue, which is an improvement from the $23.1 million, or 14.1 percent, last quarter and the 15.7 percent of revenue in the first quarter of 2010.
Investment in Research and Development for the first quarter was $6.5 million, or 4 percent of revenue, a slight increase compared to $6.2 million, or 3.8 percent of revenue, in the fourth quarter.
Total Other Expense amounted to $3.2 million for the first quarter.
Looking at interest income and expense, we had approximately $220,000 of interest income and approximately $930,000 of interest expense primarily related to our Convertible Senior Notes.
During the first quarter, we recorded approximately $2 million of non-cash, amortization of debt discount related to the U.S. GAAP requirement to separately account for a liability and equity component of our Convertible Senior Notes.
Income Before Income Taxes and Noncontrolling Interest in the first quarter amounted to $25.1 million, compared to income of $19 million in the first quarter of 2010 and $31.1 million in the fourth quarter of 2010.
Turning to income taxes, our effective income tax rate in the first quarter was 19.3 percent, which was within our guidance range of 17 to 23 percent.
GAAP net income for the first quarter was $19.7 million, or $0.42 per diluted share, compared to GAAP net income of $15 million, or $0.33 per diluted share, in the first quarter of 2010 and GAAP net income of $24 million, or $0.52 per diluted share, in the fourth quarter of 2010. The share count used to compute GAAP diluted earnings per share for the first quarter was 46.7 million shares.
First quarter Non-GAAP adjusted net income was $21.8 million, or $0.47 per diluted share, which excluded, net of tax, $1.3 million of non-cash interest expense related to the amortization of debt discount on the Convertible Senior Notes and $800,000 of non-cash acquisition related intangible asset amortization costs. We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in first quarter GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, of non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.04 per share.

Cash flow from operations for the first quarter was $15.7 million, net cash flow was $7.8 million and free cash flow was $3.3 million.
Turning to the balance sheet, at the end of the first quarter, we had approximately $279 million in cash. Our working capital at quarter-end was approximately $314 million. We had approximately $255 million in current liabilities, of which approximately $130 million related to our Convertible Senior Notes, which are redeemable in October 2011.
At the end of the first quarter, inventory was approximately $123 million, an increase of $2 million from the fourth quarter. This increase was due to a $7 million increase in Raw Materials, a $3 million increase in Work in Process and an $8 million decrease in Finished Goods. Inventory days were 105, compared to 104 days in the fourth quarter of 2010.
Accounts receivable was approximately $145 million and A/R days were 76.
Excluding the Chengdu site expansion, Capital expenditures were $17.7 million during the first quarter, or 11 percent of revenue, compared to 8.8 percent of revenue in the fourth quarter. As we mentioned last quarter, we expect CapEx for 2011 to remain within our targeted range of 10 to 12 percent of revenue, not including the Chengdu site expansion.
Depreciation and amortization expense for the first quarter was $13.9 million.
Turning to our Outlook...
In terms of second quarter guidance, we expect revenue to range between $170 million and $178 million, an increase of 5 to 10 percent sequentially. We expect gross margin to be comparable to the first quarter. Operating expenses are expected to be down slightly from the first quarter levels on a percent of revenue basis. We expect our income tax rate to range between 17 and 23 percent. Shares used to calculate GAAP EPS for the second quarter are anticipated to be approximately 47.5 million.
With that said, I will now turn the call over to Mark King.
Mark King, Senior VP of Sales and Marketing
Thank you, Rick, and good afternoon.
As Dr. Lu mentioned, we achieved better than seasonal revenue in the first quarter due to strong direct sales driven by new design wins and market share gains at key customers in the consumer and computing segments. In particular, we saw increases in LED TV, smartphones and tablets with smaller than expected declines in notebook due to customer mix and increasing share on several new products. Distributor POP was down 6 percent sequentially as we directed product to support these key product and key customer Q1 ramps. Global channel inventory was up 3 percent and is at a traditional 3 months. Distributor POS was up 2 percent in the quarter. Our gross margin was pressured during the quarter by lower unit output resulting from the China labor shortages discussed previously, but mix and new product momentum remains on track. Additionally, design win activity remains at very high levels not only in terms of quantity, but more importantly quality, as we continue to gain traction on our new product releases.
Our end market breakout consisted of consumer representing 31 percent of revenue, computing 28 percent, industrial 20 percent, communications 17 percent, and automotive 4 percent.
In terms of Global Sales, Asia represented 73 percent of revenue, Europe 15 percent and North America 12 percent. Europe was a highlight in the quarter with increases specifically in automotive and consumer. Momentum is strong across all regions going into the second quarter.
Now turning to new products — Overall market share continues to grow as a result of our new product initiatives. We achieved record revenue for our MOSFET products on the discrete side and USB power switches on the analog side.
Beginning with our discrete business, during the quarter we released 41 new discrete products across 6 product families. MOSFET design wins and in-process design activity has been unprecedented. We had 20 design wins at key customers for end equipment including set-top boxes, DC to DC converters, tablets, multiple smartphones, printers and a new game console accessory. In terms of new product introductions, we expanded our innovative DFN1006 MOSFET portfolio with the introduction of 5 new devices. We already have major design wins on 3 of these devices and production orders on 2. Additionally, we added 3 dual SO8 MOSFETs, which were developed specifically for the motor control market and are also being optimized for use in brushless DC motor applications. We also introduced 9 new devices with equivalent specifications to competitor parts targeted at opportunities for gaining sockets at key customers. Delivery of standard products is a core competency of Diodes, and the competitive landscape on MOSFET products represents a key opportunity for revenue and margin expansion for Diodes in the future.
Our discrete business was also supported by solid new product revenue increases for our multi-chip Array products, or ASMCC, with 1 standard and 2 customer specific devices moving from design win to production in the first quarter. We also secured design wins on 4 devices for applications including display module, electronic metering and automotive. Additionally, we continued to see strong momentum for our SBR® family of products during the quarter.
In terms of analog new product introductions, we released 61 new devices across 7 product families. As I mentioned previously, our USB power switch revenue and overall market share continues to grow with design win activity very strong for these products. We also completed our automotive qualification on our ZXLD1370 and 1374 LED drivers announced last quarter, which are designed to increase the performance of high brightness automotive, industrial and commercial lighting systems. We also introduced Diodes’ first offline LED driver that is capable of driving LEDs directly from 110 or 220 volts. This product is suitable for a wide range of commercial and industrial lighting applications including fluorescent tube replacement, LED lamps and industrial signage. Its separate linear and PWM inputs allow for a simple means of providing LED dimming capabilities. Sample activity and customer interest on this device is very high.

Also during the quarter, voltage reference designs showed strong revenue increases in both the portable and communications markets. We introduced a dedicated voltage protection interface IC designed to protect the latest generation of power management ICs (PMIC) against overvoltages in applications such as, smartphones, tablets and other portable products utilizing battery power. This was a customer-sponsored development program that has broad market appeal. Also as a demonstration of our ability to leverage Zetex’s leadership in voltage regulation, we introduced the ZXRE060, which is a 5 terminal adjustable regulator with excellent temperature and stability output handling capabilities in low voltage designs. This product is ideal for state-of-the-art microprosser and DSP POL converters. This product line expansion was driven by a customer request to address the size constraints of today’s portable products. We have secured multiple designs wins and already have production orders. This is just one example of the many cross selling opportunities from our Zetex acquisition, which continues to drive expanded offerings and market share for Diodes.
Furthermore, we also continued to make progress on expanding our logic product line. During the quarter, we introduced a complete line of advanced high speed CMOS logic devices offering power dissipation and switching speed improvements over existing alternatives. We also expanded our portfolio of LVC logic devices with 8 single gate logic functions in a miniature 6-pin DFN1010 package. This latest addition to the logic family provides space-saving opportunities for the smallest of handheld devices, including smartphones, tablet computers, e-readers, satellite navigation systems, cameras, and handheld games. Customer sampling and design-in process has already begun on these devices.
In summary, we feel positive about Diodes’ position in the market and our opportunities for further growth in 2011. There continues to be improvements in demand and orders as we execute on our new product initiatives and ramp production of previous design wins at new and existing accounts. We have solid momentum across all geographic regions going into the second quarter and are focused on ramping output at our packaging facilities as we work to maximize equipment utilization. We look forward to reporting our further progress on next quarter’s call.
With that, I’ll open the call for questions – Operator?
Upon Completion of the Q&A...
Dr. Lu: Thank you for your participation today. Operator, you may now disconnect.